Exhibit 10.2

ALTUS MIDSTREAM COMPANY

DEFERRED DELIVERY PLAN

Effective May 30, 2019

ALTUS MIDSTREAM COMPANY

DEFERRED DELIVERY PLAN

Altus established this Plan effective as of May 30, 2019.

Altus intends for this Plan to provide a select group of management or highly compensated employees of the Company with the opportunity to defer income, and, in conjunction with the 2019 Omnibus Compensation Plan, to be appropriately rewarded when Altus’ shares increase in value, to induce such employees to remain in the employ of the Company, and to reward those employees for their valuable services to the Companies.

Altus intends that the Plan not be treated as a “funded” plan for purposes of either the Code or ERISA. Altus also intends for this Plan to comply with the requirements of Section 409A of the Code, and the Plan shall be interpreted in that light.

ARTICLE I. DEFINITIONS

1.1.    Definitions. Defined terms used in this Plan shall have the meanings set forth below:

(a)    “Account” means the memorandum account maintained for each Participant that is credited with all Participant Deferrals and Deemed Dividends. Each Participant’s Account is divided into subaccounts, as determined by the Committee, and in general each award or deferral will be allocated to its own subaccount.

(b)    “Affiliated Entity” means any legal entity that is treated as a single employer with Altus pursuant to Sections 414(b), 414(c), 414(m), or 414(o) of the Code.

(c)    “Altus” means Altus Midstream Company or any successor thereto.

(d)    “Beneficiary” means a Participant’s beneficiary, as determined in section 5.3.

(e)    “Board” means the Board of Directors of Altus.

(f)    “Change of Control” shall mean a “Change of Control” as defined in the Altus Midstream Company 2019 Omnibus Compensation Plan, as the same may be amended from time to time; provided that, in any event in which compensation payable pursuant to this Plan would be subject to the tax under Section 409A of the Code were the foregoing definition used, then “Change of Control” means an event that satisfies both (i) the requirements as stated in the Altus Midstream Company 2019 Omnibus Compensation Plan, as the same may be amended from time to time, and (ii) the requirements of a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

(g)    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and administrative guidance promulgated thereunder. Any reference to a particular section of the Code or the regulations issued thereunder shall be treated as a reference to any successor section.

(h)    “Committee” means the Compensation Committee of Altus; provided, however, that in the event the Compensation Committee of the Company does not consist of at least two “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act), then, with respect to awards granted to Participants who are subject to the reporting requirements of Section 16 of the Exchange Act, “Committee” shall mean the full Board.

(i)    “Company” means Altus and any Affiliated Entity; provided, however, that for so long as Apache Corporation owns, directly or indirectly, at least 19% of the voting power of the Altus’ outstanding voting stock, Apache Corporation shall automatically be deemed an Affiliated Entity included in the definition of “Company”.

(j)    “Compensation” means amounts deferrable under this Plan, as determined by the Committee.

(k)    “Deemed Dividend” means, with respect to each Stock Unit held by a Participant, a notional amount credited to the Participant’s Account equal to the amount in cash or value in Stock or other property from dividends paid with respect to one share of Stock.

(l)    “Disability” or “Disabled” means that the Participant has been determined to be disabled in accordance with the 2019 Omnibus Compensation Plan and applicable award agreements thereunder, which are intended to be compliant with Section 409A of the Code and to require determination of the existence of such disability to be made pursuant to the Company’s or its applicable Affiliate’s long-term disability plan.

(m)    “Election Agreement” means an agreement made by an eligible employee whereby he elects the amount(s) to be withheld from his Compensation pursuant to section 3.1.

(n)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder. Any reference to a particular section of ERISA or the regulations issued thereunder shall be treated as a reference to any successor section.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)    “Fair Market Value” means the per share closing price of the Stock as reported on NASDAQ or on such other exchange or electronic trading system which, on the date in question, reports the largest number of traded shares of Stock; provided, however, that if on the date Fair Market Value is to be determined there are no transactions in the Stock, Fair Market Value shall be determined as of the immediately preceding date on which there were transactions in the Stock; provided further, however, that if the foregoing provisions are not applicable, the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation Section 1.409A-l(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This definition is intended to comply with the definition of “fair market value” contained in Treasury Regulation Section 1.409A-l(b)(5)(iv) and should be interpreted consistently therewith.

(q)    “Participant” means any eligible employee selected to participate in the Plan.

(r)    “Participant Deferrals” means the amounts of a Participant’s Compensation that elects to defer and have allocated to his Account pursuant to section 3.1.

(s)    “Plan” means the plan set forth in this document, as amended.

(t)    “Plan Year” means the calendar year.

(u)    “Separation from Service” has the same meaning as the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code, determined using the default rules in the regulations and other guidance of general applicability issued pursuant to Section 409A of the Code, except that a Separation from Service occurs only if both the Company and the Participant expect the Participant’s level of services to permanently drop by more than half. A Participant who has a Separation from Service “Separates from Service.”

(v)    “Spouse” means the individual to whom a Participant is lawfully married according to the laws of the state of the Participant’s domicile.

(w)    “Stock” means the $0.0001 par value, Class A common stock of Altus.

(x)    “Stock Units” mean investment units. Each Stock Unit is equivalent to one share of Stock.

(y)    “Trust” means the trust or trusts, if any, created by the Company to provide funding for the distribution of benefits in accordance with the provisions of the Plan. The assets of any such Trust remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

(z)    “Trust Agreement” means the written instrument pursuant to which each separate Trust is created.

(aa)    “Trustee” means one or more banks, trust companies, or insurance companies designated by the Company to hold and invest the Trust fund and to pay benefits and expenses as authorized by the Committee in accordance with the terms and provisions of the Trust Agreement.

1.2.    Headings; Gender and Number.

The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

2.1.    Eligibility and Participation.

The Committee shall from time to time in its sole discretion select those employees of the Company who are providing services to Altus who are eligible to participate in the Plan from among a select group of management or highly compensated employees.

2.2.    Election.

Participants shall complete the election procedures specified by the Committee. The election procedures may include form(s) for the Participant to designate a Beneficiary, elect Participant Deferrals by entering into an Election Agreement with the Company, select a payment option for the eventual distribution of his Account or any subaccount, and provide such other information as the Committee may reasonably require.

2.3.    Failure of Eligibility.

The Committee shall have the authority to determine that a Participant is no longer eligible to participate in the Plan. When a Participant becomes ineligible, all outstanding Election Agreements shall be cancelled. The determination of the Committee with respect to the termination of participation in the Plan shall be final and binding on all parties affected thereby. Any benefits vested hereunder at the time the Participant becomes ineligible to continue participation shall be distributed in accordance with the provisions of Article V.

ARTICLE III. CONTRIBUTION DEFERRALS

3.1.    Participant Deferrals.

(a)    General. A Participant may elect to defer a portion of his Compensation by filing the appropriate Election Agreement with the Committee’s designee. The Committee has complete discretion to establish procedures for the completion of Election Agreements, including the acceptable forms and formats of the deferral election. The Committee has complete discretion to establish the election periods during which Participants may make Election Agreements, within the bounds described in subsection (b). The Committee may establish different election periods for different types of Compensation, different grants of Compensation, or different groups of Participants.

(b)    Deadlines for Election Agreements.

(i)    Election Period. In order to make Participant Deferrals, a Participant must submit an Election Agreement during the election period established by the Committee. The election period must precede the Plan Year in which the services giving rise to the Compensation are performed, except in the following situations.

1.    Performance-Based Compensation. If the Compensation is “performance-based compensation based on services performed over a period of at least 12 months” (within the meaning of Section 409A(a)(4)(B)(iii) of the Code)), the election period must end at least six months before the end of the performance period.

2.    New Participant. The election period for a new Participant must end no later than 30 days after he became eligible to participate in the Plan; the new Participant’s initial Election Agreement may only apply to Compensation for which he has not yet performed any services. However, a Participant who has a lapse in eligibility to participate in the Plan can only use this special 30-day election when he again becomes eligible to accrue benefits (other than investment earnings), (1) on the date of his new eligibility if he has received a complete payout of his benefits from his prior episode of participation, or (2) if his lapse in eligibility was at least 24 months in duration.

3.    Unvested Deferrals. The election period for any Compensation that is subject to the condition that the Participant continue to provide services to the Company for at least 12 months, such as many grants of restricted stock units, must end within 30 days of the date the Compensation is awarded, provided that (1) the award does not vest for 12 months following the end of the election period, (2) no event other than the Participant’s death or Disability, or a Change of Control can cause vesting within the 12 months following the end of the election period, and (3) if the Participant’s death or Disability, or the Change of Control occurs before the first anniversary of the end of the election period, the Election Agreement shall be cancelled.

(ii)    Duration of and Cancellation of Election Agreements. The Committee has full discretion to determine which Compensation is subject to each Election Agreement. The Election Agreement becomes irrevocable by the Participant at the end of the election period. The Committee shall determine, at the time the Election Agreement is made, the circumstances in which the Election Agreement shall be cancelled, such as upon the Participant’s Disability or upon a Change of Control.

ARTICLE IV. INVESTMENT OF DEFERRALS AND ACCOUNTING; VOTING

4.1.    Investments.

All Participant Deferrals shall be invested in Stock Units, with the number of Stock Units determined using the Fair Market Value of the Stock for the date as of which the amount is credited to the Participant’s Account. Deemed Dividends shall be credited to the Participant’s Account as of the payment date for such dividend in the amount of such cash or the Fair Market Value of the Stock (or fair market value of such other property) in proportion to the number of Stock Units in the Participant’s Account as of the record date for such dividend. Deemed Dividends shall be deemed invested in Stock, with the number of deemed shares of Stock determined using the Fair Market Value of the Stock on the dividend payment date, and such Deemed Dividends shall vest pursuant to section 5.1 as if such Deemed Dividends were part of the award. Nothing contained in this section shall be construed to require the Company or the Committee to fund any Participant’s Account.

4.2.    Voting.

Participants shall have no right to vote any Stock Units prior to the date on which such Stock Units are subject to distribution and shares of Stock are issued therefor. Participants shall have no voting rights with respect to Deemed Dividends.

ARTICLE V. DISTRIBUTIONS

5.1.    Vesting.

(a)    General. Each award of Compensation to a Participant shall vest in accordance with the terms of the award, which are determined by the Committee. Upon the death or Disability of a Participant, the award shall specify whether no vesting occurs, whether the next tranche or some other portion of the award vests, or whether the entire award vests. Notwithstanding anything in the Plan to contrary, if (i) the timing of vesting of an award would otherwise affect the timing of the payout of such award and (ii) the vesting of such award may be accelerated discretionarily after the granting of such award, then (x) any discretionary vesting of such award shall not affect the timing of payout of such award if payout based on such vesting would result in a violation of Section 409A of the Code, and (y) such payout shall, after taking such accelerated vesting into account, be paid out based on the payout schedule applicable if such accelerated vesting had not occurred and the award had vested based on its non-discretionary vesting provisions.

(b)    Termination for Cause. If the employment of the Participant is terminated for cause as determined by the Company, the Participant’s entire Account balance, whether vested or not, shall be forfeited immediately. For this purpose, “cause” shall mean a gross violation, as determined by the Company, of the Company’s established policies and procedures.

(c)    Earnings. Deemed Dividends shall vest as the Stock Units on which the Deemed Dividends are calculated vest, but shall in all events be settled in cash, irrespective of the form of dividend giving rise to such amount credited.

(d)    Change of Control. If a Change of Control occurs, all unvested portions of each Participant’s Account shall become automatically vested, without further action by the Committee or the Board.

5.2.    Payouts of Participants’ Accounts.

(a)    Election. Each Participant’s Account shall be paid in a lump sum six months after the Participant’s Separation from Service unless the Committee, in its sole discretion, allows a Participant to elect, and the Participant does elect, to have the Account under an Election Agreement paid to him in one of the following manners. Any payout election that the Participant is permitted make with respect to deferrals pursuant to an Election Agreement must be made by the end of the election period for that Election Agreement. The Committee has the discretion to reduce the possible payout alternatives from the three identified below. Paragraph (iv) contains special rules that apply when Stock Units vest after the Participant’s Separation from Service.

(i)    In-Service Withdrawal, Single Payment. Each subaccount containing Participant Deferrals from an Election Agreement will be paid in a lump sum five years after the Stock Units vest (subject to the last sentence of Section 5.1(a)), or as near to that date as is administratively practicable. For example, if the Stock Units under a particular Election Agreement vest over four years, the Participant will receive four annual lump sums. If the Participant Separates from Service before receiving all lump sums with respect to an Election Agreement, (A), if a lump sum is scheduled to be paid during the six months after the Separation from Service, it will be paid as scheduled, and (B) if any lump sum is scheduled to be paid more than six months after the Separation from Service, it will instead be paid 6 months after his Separation from Service, or as soon thereafter as is administratively practicable.

(ii)    In-Service Withdrawal, Limited Installments. This payout alternative is available only if all Stock Units relating to an Election Agreement either are vested at the time of the Election Agreement or are scheduled to vest on a single date; thus, for example, this alternative is not available for a restricted stock unit award where vesting is scheduled to occur over four years. The benefits will be paid in five annual installments, with the first installment paid five years after the Stock Units vest (or, if vested when granted, five years after the date of the grant) (subject to the last sentence of Section 5.1(a)), or as near to that date as is administratively practicable. Subsequent installments are paid on the anniversary of the first installment or as near to that date as is administratively practicable. The amount of each installment is equal to the number of remaining Stock Units associated the Election Agreement, divided by the number of remaining installments, rounded down to the nearest whole Stock Unit, except that the last installment is equal to the number of remaining vested Stock Units, with any fractional share paid in cash. If the Participant Separates from Service before receiving all installments with respect to an Election Agreement, (A) any installment payment scheduled to be paid during the six months after the Separation from Service will be paid as scheduled, and (B) any remaining installment(s) will instead be paid in a lump sum 6 months after his Separation from Service, or as soon thereafter as is administratively practicable.

(iii)    No In-Service Withdrawal. The subaccount for the Participant Deferrals from each Election Agreement will be paid out in a single payment or in five annual installments. The single payment or the first installment payment will be paid six months after the Participant’s Separation from Service or as soon thereafter as is administratively practicable; subsequent installments will be paid on each anniversary of the first installment, or as near thereto as administratively practicable. Each installment will be equal to the balance in the subaccount measured as short a period of time before the installment is paid as is administratively practicable, divided by the number of remaining annual installments, rounded down to the nearest whole Stock Unit, except that the last installment shall be equal to the number of remaining Stock Units, with any fractional share paid in cash.

(iv)    Vesting After Separation from Service. An award of nonqualified deferred compensation may provide that some or all of the award may vest after the Participant Separates from Service. Typically, this occurs when a Participant retires under certain conditions specified in the award. Regardless of what payout elections were made under paragraphs, (i), (ii), or (iii), payment of that portion of an award that vests after the Participant’s Separation from Service will be made on the later of (A) the date that portion of the award vests (subject to the last sentence of Section 5.1(a)) or (B) six months after the Participant’s Separation from Service, or as soon thereafter as is administratively practicable.

(b)    Death, Disability, or Change of Control. If there is a Change of Control or the Participant dies or becomes Disabled before receiving all vested Stock Units, the remaining vested Stock Units, as well as any additional Stock Units that vest because of the death, Disability, or Change of Control, shall be paid as specified in section 5.2(d), 5.3, or 5.4, rather than as originally scheduled.

(c)    Small Accounts. If the Fair Market Value of a Participant’s Account six months after he Separates from Service is no greater than the then-applicable dollar amount under Section 402(g)(1)(B) of the Code and the Participant’s Account is fully vested as of such date, he shall receive a lump sum payment of the vested Account balance six months after the Separation from Service or as soon thereafter as is administratively practicable.

(d)    Disability. Each award of Compensation will specify whether the Participant’s Disability will trigger a payout and when such payout(s) shall occur.

(e)    Deemed Dividends. Deemed Dividends will be settled in cash and paid at the same time the related Stock Unit is paid in accordance with section 5.2.

5.3.    Distributions After Participant’s Death.

This section applies once a Participant dies.

(a)    Immediate Payment. When a Participant dies, his remaining vested Account balance shall be paid to each Beneficiary in one lump sum four months after the Participant’s death, which should give each Beneficiary adequate time to decide whether to disclaim. However, no payment may be made before the Committee’s designee has been furnished with proof of death and such other information as it may reasonably require, including information needed for tax reporting purposes. Such distribution shall be paid in whole shares of Stock, with any fractional shares paid in cash.

(b)    Designating Beneficiaries. Each Participant shall designate one or more persons, trusts, or other entities as his Beneficiary to receive any amounts distributable hereunder after the Participant’s death, by furnishing the Committee with a beneficiary designation form. In the absence of an effective beneficiary designation as to part or all of a Participant’s interest in the Plan, such amount will be distributed, to the Participant’s surviving Spouse, if any, otherwise to the Participant’s estate. Unless the Participant’s beneficiary designation form specifies otherwise, if a Beneficiary dies after the Participant but before being paid by the Plan, the Plan shall pay the Beneficiary’s estate.

(c)    Changing Beneficiaries. A beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, his Spouse shall be his Beneficiary unless such Spouse has consented to the designation of a different Beneficiary. To be effective, the Spouse’s consent must be in writing, witnessed by a notary public, and filed with the Committee’s designee. If a Participant has designated his Spouse as a Beneficiary or as a contingent Beneficiary, and the Participant and that Spouse subsequently divorce, then the former Spouse will be treated as having pre-deceased the Participant for purposes of interpreting a beneficiary designation form completed prior to the divorce; this sentence shall apply only if the Committee’s designee is informed of the divorce before payment to the former Spouse is authorized.

(d)    Disclaimers. Any individual or legal entity who is a Beneficiary may disclaim all or any portion of his interest in the Plan, provided that the disclaimer satisfies the requirements of applicable state law and Section 2518(b) of the Code. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a Beneficiary who has died. The amount disclaimed shall be distributed as if the disclaimant had predeceased the Participant.

5.4.    Change of Control.

(a)    Former Employees.

(i)    Separated More than Six Months. Each Participant who is not a “specified employee” (defined below) and each Participant who Separated from Service more than six months before the date of a Change of Control, including those who are already receiving installment payments, will be paid a single payment of his entire remaining vested Account balance on the date of the Change of Control or as soon thereafter as is administratively practicable.

(ii)    Recent Separations. Each Participant who is a specified employee and who Separated from Service less than six months before the Change of Control occurred will be paid a single payment of his entire Account balance six months after his Separation from Service, or as soon thereafter as is administratively practicable.

(iii)    Specified Employee. The term “specified employee” has the same meaning as the term “specified employee” in Section 409A(a)(2)(B)(i) of the Code, and is determined using the default rules in the regulations and other guidance of general applicability issued pursuant to Section 409A of the Code.

(b)    Current Employees. Each Participant who is an employee on the date of a Change of Control will be paid a lump sum of his entire vested Account balance, including any amounts that vest upon the Change of Control, on the date of the Change of Control or as soon thereafter as is administratively practicable.

5.5.    Rehires.

If a Participant Separated from Service and then becomes eligible to again accrue benefits, the payment of his benefits from his first episode of participation will not be affected by his subsequent participation. He will be treated as a new Participant for making payout elections for benefits accruing during his second episode of participation, except as otherwise provided in section 3.1.

5.6.    Form of Distribution.

Subject to section 5.7, each payment with respect to Stock Units shall be made in whole shares of Stock, with each Stock Unit being converted into one share of Stock and each payment with respect to Deemed Dividends shall be made in cash. Any fractional Stock Units will be converted into cash based on the Fair Market Value of a share of Stock on the day preceding the day the payment is processed. Upon a Change of Control, the payment for each Stock Unit shall be one share of Stock unless the material characteristics of the Stock were affected by the Change of Control, in which case the payment for each Stock Unit shall be in the form of cash equal to the Fair Market Value, determined as of the date of the Change of Control, or the property an Altus shareholder receives in exchange for one of his Shares.

5.7.    Withholding.

(a)    Generally. At the time of vesting or payment, as applicable, either the recipient shall pay the Company cash sufficient to cover the required withholding or the Company shall withhold from such payment, including from Deemed Distributions, any taxes or other amounts that are required to be withheld pursuant to any applicable law; any Stock Units withheld shall be converted into cash based on the Fair Market Value of a share of Stock (a) on the day preceding the day the payment is processed or (b) on the day the vesting occurs.

(b)    Section 16 Requirements. If the Participant is an officer or director of the Company within the meaning of Section 16 or any successor section(s) of the Exchange Act (“Section 16”), the Participant must satisfy the requirements of Section 16 and any applicable rules and regulations thereunder with respect to the use of shares of Stock to satisfy such tax withholding obligation. In addition, if approval by the Committee or the Board of use of shares of Stock by such Participant to satisfy such tax withholding obligations is necessary to meet the requirements of the exemption under Rule 16b-3(e) of the Exchange Act, then such withholding may not be effected without the approval of the Committee or the Board, which approval shall be within the sole discretion of the Committee or the Board.

5.8.    Divorce.

(a)    General. If a Participant has divorced his Spouse, all or a portion of his Account may be allocated to his former Spouse as stated in an “order” (as defined below). The Participant may be a former or current employee of the Company.

(b)    Contents of Order. The allocation will occur as soon as practicable after the Plan receives a judgment, decree, or order (collectively, an “order”) that (i) is made pursuant to a state domestic relations law or community property law, (ii) relates to the marital property rights of the former Spouse, (iii) unambiguously specifies the amount or percentage of the Participant’s Account that is to be allocated to the former Spouse, or unambiguously specifies the manner in which the amount or percentage is to be calculated, (iv) does not allocate any benefits that have already been allocated to a different former Spouse, (v) contains the name and last known mailing address of the Participant and the former Spouse, (vi) the name of the Plan, (vii) does not contain any provision that violates subsections (c), (d), or (e), and (viii) contains the former Spouse’s Social Security number (or other similar taxpayer identification number) unless such number has been provided by the former Spouse to the Plan in a manner acceptable to the Committee.

(c)    Payout Provisions. Pursuant to Treasury Regulations Section 1.409A-3(j)(4)(ii) and to the extent necessary to comply with the terms of a domestic relations order, the vested portion of the amount allocated to the former Spouse will be paid to the former Spouse in a single payment (or such other accelerated schedule as required by the domestic relations order) as soon as administratively practicable after (i) the Plan has determined that the order meets the requirements of subsection (b), (ii) the Plan has communicated its interpretation of the order to the Participant and former Spouse, and given them a reasonable amount of time (such as 30 days) to object to the Plan’s interpretation, (and if there is a timely objection, the parties must submit a revised order or withdraw their objections), and (iii) the parties agree to the Plan’s interpretation of the order.

(d)    Not Fully Vested. If the former Spouse is allocated any unvested amounts, the Plan will establish a separate account for the former Spouse. Unvested amounts are forfeited at the same time as the Participant’s unvested amounts are forfeited. If an amount allocated to the former Spouse subsequently become vested, then, pursuant to Treasury Regulations Section 1.409A-3(j)(4)(ii) and to the extent necessary to comply with the terms of a domestic relations order, the newly-vested amount will be paid to the former Spouse in a single payment (or such other accelerated schedule as required by the domestic relations order) as soon as administratively practicable following the additional vesting. If the former Spouse dies before award is fully vested, the unvested amounts shall be returned to the Participant’s Account if permitted by the terms of the domestic relations order.

(e)    Source of Funds. The order may specify which subaccounts the former Spouse’s benefits shall be taken from; if the order is silent on this matter, the amount awarded to the former Spouse shall be taken from the Participant’s subaccounts in the order determined by the Committee and shall be taken on a pro rata basis from the vested portion of the Account and the unvested portion.

5.9.    Timing of Payments.

The previous sections in this Article specify when payments will be made pursuant to the Plan, and generally provide the Plan with some flexibility, for example by providing that the payment will occur on a specific date or as near to that date as is administratively practicable. Notwithstanding such flexibility, any payment that is scheduled to occur in one calendar year shall occur in that calendar year.

5.10.    Administrative Delays in Payments.

The Committee may delay any payment from this Plan for as short a period as is administratively necessary. For example, a delay may be imposed upon all payments when there is a change of recordkeeper or trustee, and a delay may be imposed on payments to any recipient until the recipient has provided (a) the information needed to determine the appropriate tax withholding and tax reporting and (b) any other information reasonably requested by the Committee. The delay will satisfy one of the conditions to be considered a permissible delay under Section 409A of the Code.

5.11.    Noncompliance with Section 409A of the Code.

To the extent that the Company or the Committee takes any action that causes a violation of Section 409A of the Code or fails to take any reasonable action required to comply with Section 409A of the Code, the Company shall pay an additional amount (the “gross-up”) to the individual(s) who are subject to the penalty tax under Section 409A(a)(1) of the Code; the gross-up will be sufficient to put the individual in the same after-tax position he would have been in had there been no violation of Section 409A of the Code. The Company shall not pay a gross-up if the cause of the violation of Section 409A of the Code is the due to the recipient’s action or due to the recipient’s failure to take reasonable actions (such as failing to timely provide the information required for tax withholding or failing to timely provide other information reasonably requested by the Committee with the result that the delay in payment violates Section 409A of the Code). Any gross-up will be paid as soon as administratively practicable after the Committee determines the gross-up is owed, and no later than the end of the calendar year immediately following the calendar year in which the additional taxes are remitted. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up will be paid as soon as administratively practicable after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

ARTICLE VI. ADMINISTRATION

6.1.    Committee to Administer and Interpret Plan.

The Plan shall be administered by the Committee. The Committee shall have all discretion and powers necessary for administering the Plan, including, but not by way of limitation, full discretion and power to interpret the Plan, to determine the eligibility, status and rights of all persons under the Plan and, in general, to decide any dispute. The Committee shall direct the Company, the Trustee, or both, as the case may be, concerning distributions in accordance with the provisions of the Plan. The Committee’s designee shall maintain all Plan records except records of any Trust. The Committee may delegate any of its administrative duties to a designee.

6.2.    Organization of Committee.

The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. The Committee may appoint a designee and/or agent (who need not be a member of the Committee or an employee of the Company) to assist the Committee in administration of the Plan and to whom it may delegate such powers as the Committee deems appropriate, except that the Committee shall determine any dispute. The Committee may make its determinations with or without meetings. The Committee may authorize one or more of its members, designees or agents to sign instructions, notices and determinations on its behalf. The action of a majority of the Committee’s members shall constitute the action of the Committee.

6.3.    Agent for Process.

Altus’ General Counsel and Altus’ Corporate Secretary shall each be an agent of the Plan for service of all process.

6.4.    Determination of Committee Final.

The decisions made by the Committee shall be final and conclusive on all persons.

ARTICLE VII. TRUST

7.1.    Trust Agreement.

The Company may, but shall not be required to, adopt a separate Trust Agreement for the holding and administration of the funds contributed to Accounts under the Plan. The Trustee shall maintain and allocate assets to a separate account for each Participant under the Plan. The assets of any such Trust shall remain subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

7.2.    Expenses of Trust.

The parties expect that any Trust created pursuant to section 7.1 will be treated as a “grantor” trust for federal and state income tax purposes and that, as a consequence, such Trust will not be subject to income tax with respect to its income. However, if the Trust is separately taxable, the Trustee shall pay all such taxes out of the Trust. All expenses of administering any such Trust shall be a charge against and shall be paid from the assets of such Trust.

ARTICLE VIII. AMENDMENT AND TERMINATION

8.1.    Amendment.

The Plan may be amended at any time and from time to time, retroactively or otherwise; however, no amendment shall reduce any vested benefit that has accrued on the effective date of such amendment. Each Plan amendment shall be in writing and shall be approved by the Committee and/or the Board. An officer of Altus to whom the Committee and/or the Board has delegated the authority to execute Plan amendments shall execute each such amendment or the Plan document restated to include all such Plan amendment (s).

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the provisions of the laws (including, but not limited to, tax laws and regulations) of countries other than the United States in which the Company may operate, so as to assure the viability of the benefits of the Plan to Participants employed in such countries. In only certain limited circumstances, as described in the Treasury Regulations and other guidance of general applicability issued pursuant to Section 409A of the Code, may the termination of a plan affect the timing of the payment of Plan benefits.

8.2.    Successors and Assigns; Termination of Plan.

The Plan is binding upon Altus and its successors and assigns. The Plan shall continue in effect from year to year unless and until terminated by the Board. Any such termination shall operate only prospectively and shall not reduce any vested benefit that has accrued on the effective date of such termination.

ARTICLE IX. STOCK SUBJECT TO THE PLAN

9.1.    Adjustments for Stock Split, Stock Dividend, Etc.

If Altus shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a Stock dividend or any other distribution upon such shares payable in Stock, or through a Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: the shares of Stock then represented by Stock Units credited to Participants’ Accounts maintained under the Plan.

9.2.    Other Changes in Stock.

In the event there shall be any change, other than as specified in section 9.1 hereof, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares represented by Stock Units credited to Participants’ Accounts maintained under the Plan, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan.

9.3.     Rights to Subscribe.

If Altus shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of Altus or of any other corporation, there shall be reserved with respect to the Stock Units credited to Participants’ Accounts maintained under the Plan the Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the shares of Stock represented by such Stock Units had been issued and outstanding. If, at the time of distribution under the terms of the Plan, the Participant subscribes for the additional shares or other securities, the price that is payable by the Participant for such additional shares or other securities shall be withheld from such distribution pursuant to Section 5.7 hereof.

9.4.    General Adjustment Rules.

No adjustment or substitution provided for in this Article IX shall require Altus to sell or otherwise issue a fractional share of Stock. All benefits payable under the Plan shall be distributed in whole shares of Stock, with any fractional shares paid in cash.

9.5.    Determination by the Committee, Etc.

Adjustments under this Article IX shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

ARTICLE X. REORGANIZATION OR LIQUIDATION

In the event that Altus Midstream Company is merged or consolidated with another corporation and Altus Midstream Company is not the surviving corporation, or if all or substantially all of the assets or more than 20 percent of the outstanding voting stock of Altus Midstream Company is acquired by any other corporation, business entity, or person (other than any acquisition of more than 20 percent of the outstanding voting stock of Altus Midstream Company by such corporation, business entity, or person from Apache Corporation or an affiliate thereof), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of Altus Midstream Company, and the Committee, or the board of directors of any corporation assuming the obligations of Altus, shall, as to the Plan and any Stock Units credited to Participants’ Accounts maintained under the Plan, either (i) make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any Stock Units credited to Participants’ Accounts maintained under the Plan by the substitution on an equitable basis of appropriate stock of Altus or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Participants with respect to such Stock Units as a result of such substitution or (ii) to the extent permitted by the distribution rules under Section 409A of the Code, upon written notice to the Participants, provide that all distributions from the Plan shall be made within a specified number of days of the date of such notice. In the latter event, the Committee shall accelerate the vesting of all unvested Stock Units credited to Participants’ Accounts so that all such Stock Units become fully vested and, to the extent permitted by the distribution rules under Section 409A of the Code, all Stock Units are payable prior to or upon any such event.

ARTICLE XI. MISCELLANEOUS

11.1.    Funding of Benefits—No Fiduciary Relationship.

Benefits shall be paid either out of the Trust or, if no Trust is in existence or if the assets in the Trust are insufficient to provide fully for such benefits, then such benefits shall be distributed by the Company out of its general assets. Nothing contained in the Plan shall be deemed to create any fiduciary relationship between the Company and the Participants. Notwithstanding anything herein to the contrary, to the extent that any person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, except to the extent provided in the Trust Agreement, if any.

11.2.    Right to Terminate Employment.

The Company may terminate the employment of any Participant as freely and with the same effect as if the Plan were not in existence.

11.3.    Section 409A of the Code.

It is intended that this Plan shall comply with the provisions of, or an exemption from, Section 409A of the Code. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exemption for certain short-term deferral amounts under Section 409A of the Code.

Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Internal Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following: If the Participant is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Participant’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Participant’s death. Except as otherwise provided for in this Plan and compliant with Section 409A of the Code, the amount of any payment that would otherwise be paid to the Participant during this period shall instead be paid to the Participant on the first day of the first calendar month following the end of the period.

11.4.    Inalienability of Benefits.

Except for disclaimers under section 5.3(d) and payments to a former Spouse pursuant to section 5.8, no Participant or Beneficiary has the right to assign, alienate, pledge, transfer, hypothecate, encumber, or anticipate his interest in any benefits under the Plan, nor are the benefits subject to garnishment by any creditor, nor may the benefits under the Plan be levied upon or attached. The preceding sentence does not apply to the enforcement of a federal tax levy made pursuant to Section 6331 of the Code, the collection by the United States on a judgment resulting from an unpaid tax assessment, or any debt or obligation that is permitted to be collected from the Plan under federal law (such as the Federal Debt Collection Procedures Act of 1977).

11.5.    Claims Procedure.

(a)    General. Each claim for benefits shall be processed in accordance with the procedures that may be established by the Committee. The procedures shall comply with the guidelines specified in this section. The Committee may delegate its duties under this section.

(b)    Representatives. A claimant may appoint a representative to act on his behalf. The Plan shall only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan shall recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan shall recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan shall direct all information and notification regarding the claim to the authorized representative and the claimant shall be copied on all notifications regarding decisions, unless the claimant provides specific written direction otherwise.

(c)    Extension of Deadlines. The claimant may agree to an extension of any deadline that is mentioned in this section that applies to the Plan. The Committee or the relevant decision-maker may agree to an extension of any deadline that is mentioned in this section that applies to the claimant.

(d)    Fees. The Plan may not charge any fees to a claimant for utilizing the claims process described in this section.

(e)    Filing a Claim. A claim is made when the claimant files a claim in accordance with the procedures specified by the Committee. Any communication regarding benefits that is not made in accordance with the Plan’s procedures will not be treated as a claim.

(f)    Initial Claims Decision. The Plan shall decide a claim within a reasonable time up to 90 days after receiving the claim. The Plan shall have a 90-day extension, but only if the Plan is unable to decide within 90 days for reasons beyond its control, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 90th day after receiving the claim, and the Plan notifies the claimant of the date by which the Plan expects to make a decision.

(g)    Notification of Initial Decision. The Plan shall provide the claimant with written notification of the Plan’s full or partial denial of a claim, reduction of a previously approved benefit, or termination of a benefit. The notification shall include a statement of the reason(s) for the decision; references to the Plan provision(s) on which the decision was based; a description of any additional material or information necessary to perfect the claim and why such information is needed; a description of the procedures and deadlines for appeal; a description of the right to obtain information about the appeal procedures; and a statement of the claimant’s right to sue.

(h)    Appeal. The claimant may appeal any adverse or partially adverse decision. To appeal, the claimant must follow the procedures specified by the Committee. The appeal must be filed within 60 days of the date the claimant received notice of the initial decision. If the appeal is not timely and properly filed, the initial decision shall be the final decision of the Plan. The claimant may submit documents, written comments, and other information in support of the appeal. The claimant shall be given reasonable access at no charge to, and copies of, all documents, records, and other relevant information.

(i)    Appellate Decision. The Plan shall decide the appeal of a claim within a reasonable time of no more than 60 days from the date the Plan receives the claimant’s appeal. The 60-day deadline shall be extended by an additional 60 days, but only if the Committee determines that special circumstances require an extension, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 60th day after receiving the appeal, and the Plan notifies the claimant of the date by which the Plan expects to make a decision. If an appeal is missing any information from the claimant that is needed to decide the appeal, the Plan shall notify the claimant of the missing information and grant the claimant a reasonable period to provide the missing information. If the missing information is not timely provided, the Plan shall deny the claim. If the missing information is timely provided, the 60-day deadline (or 120-day deadline with the extension) for the Plan to make its decision shall be increased by the length of time between the date the Plan requested the missing information and the date the Plan received it.

(j)    Notification of Decision. The Plan shall provide the claimant with written notification of the Plan’s appellate decision (positive or adverse). The notification of any adverse or partially adverse decision shall include a statement of the reason(s) for the decision; reference to the plan provision(s) on which the decision was based; a description of the procedures and deadlines for a second appeal, if any; a description of the right to obtain information about the second-appeal procedures; a statement of the claimant’s right to sue; and a statement that the claimant is entitled to receive, free of charge and upon request, reasonable access to and copies of all documents, records, and other information relevant to the claim.

(k)    Limitations on Bringing Actions in Court. Once an appellate decision that is adverse or partially adverse to the claimant has been made, the claimant may file suit in court only if he does so by the earlier of the following dates: (i) the one-year anniversary of the date of an appellate decision made on or before a Change of Control or the three-year anniversary of the date of an appellate decision made after a Change of Control, or (ii) the date on which the statute of limitations for such claim expires.

11.6.    Disposition of Unclaimed Distributions.

It is the affirmative duty of each Participant to inform the Plan of, and to keep on file with the Plan, his current mailing address and the mailing address of his Spouse and any Beneficiaries. If a Participant fails to inform the Plan of these current mailing addresses, neither the Plan nor the Company is responsible for any late payment of benefits or loss of benefits. The Plan, the Committee, and the Company have no duty to search for a missing individual until the date of a Change of Control, at which point the Company has the duty to undertake reasonable measures to search for the proper recipient of any payment under the Plan that is scheduled to be paid on or after the date of the Change of Control. If the missing individual is not found within a year after a payment should have been made to him, all his benefits will be forfeited. If the missing individual later is found, the exact number of Stock Units forfeited will be restored to the Account as soon as administratively practicable, without any adjustment for dividends paid in the interim.

11.7.    Distributions due Infants or Incompetents.

If any person entitled to a distribution under the Plan is an infant, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated an incompetent, the Committee shall have the power to cause the distributions becoming due to such person to be made to another for his benefit, without responsibility of the Committee to see to the application of such distributions. Distributions made pursuant to such power shall operate as a complete discharge of the Company, the Trustee, if any, and the Committee.

11.8.    Addresses.

Any notice, form, or election required or permitted to be given under the Plan shall be in writing and shall be given by first class mail, by Federal Express, UPS, or other carrier, by fax or other electronic means, or by personal delivery to the appropriate party, addressed:

(a)    If to the Company, to Altus Midstream Company at its principal place of business at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 (Attention: Corporate Secretary) or at such other address as may have been furnished in writing by the Company to a Participant; or

(b)    If to a Participant, at the address the Participant has furnished to the Company in writing.

(c)    If to a Beneficiary or former Spouse, at the address the Participant has furnished to the Company in writing, or at the address the Beneficiary or former Spouse subsequently provided in writing.

11.9.    Statutory References.

Any reference to a specific section of the Code or other statute shall be deemed to refer to the cited section or to the appropriate successor section.

11.10.    Governing Law; Severability.

The Plan and all Election Agreements shall be construed in accordance with the Code, ERISA (if applicable), and, to the extent applicable, the laws of the State of Texas excluding any conflicts-of-law provisions. Notwithstanding any contrary provision of this Plan or an Election Agreement to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or any Election Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall, to the extent possible, be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of this Plan or Election Agreement, as applicable, shall not in any way be affected or impaired thereby.

Dated: May 30, 2019

ATTEST:	ALTUS MIDSTREAM COMPANY

/s/ Rajesh Sharma	By:	/s/ Dominic J. Ricotta
Rajesh Sharma	Dominic J. Ricotta
Corporate Secretary	Senior Vice President, Human Resources